                                                  EXHIBIT 2.1

                  PARTNERSHIP UNIT PURCHASE AND SALE AGREEMENT

                                  BY AND AMONG

                            CANTON POWER CORPORATION
                                       AND
                             HENRY CROWN AND COMPANY
                               (NOT INCORPORATED)
                                       AND
                               THE SECOND VENTURE

                                   ("SELLERS")

                                       AND

                                 SOUTHWICK CORP.
                                       AND
                                BROOKFIELD CORP.

                                   ("BUYERS")

                           DATED AS OF APRIL 13, 1995


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                                TABLE OF CONTENTS

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                                                                       PAGE
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PREAMBLE

ARTICLE I - PURCHASE AND SALE OF THE UNITS

         1.1      Purchase and Sale ...............................     2

ARTICLE II - PURCHASE PRICE

         2.1      Consideration ...................................     2
         2.2      Closing Adjustment..............................      3
         2.3      Method of Payment ...............................     6

ARTICLE III - NON-ASSUMED LIABILITIES

         3.1      Non-Assumption of Certain Liabilities ...........     6

ARTICLE IV - EMPLOYEES

         4.1      Employment to Employees .........................     7
         4.2      Non-Employment..................................      7
         4.3      Termination of Employment Obligations ...........     7

ARTICLE V - CLOSING

         5.1      Closing Date ....................................     8
         5.2      Transfer of Units ...............................     8

ARTICLE VI - REPRESENTATIONS AND WARRANTIES OF SELLER

         6.1      Organization ....................................     9
         6.2      Power and Authority .............................     9
         6.3      No Violations...................................     10
         6.4      Partnership Interest ............................    10
         6.5      Title to Properties and Encumbrances ............    11
         6.6      Real Property, Plants and Equipment .............    12
         6.7      Undisclosed Liabilities .........................    13
         6.8      Patent Infringement .............................    13
         6.9      Continuation of Business........................     13
         6.10     Permits and Notice of Government Proceedings ....    14
         6.11     Pending Claims ..................................    15
         6.12     Material Agreements.............................     15
         6.13     Lease Agreements, No Defaults ...................    17
         6.14     Full Disclosure .................................    17
         6.15     No Restriction on Sale of Product  ...............   17
         6.16     Litigation History  ..............................   17
         6.17     No Defaults  .....................................   18
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
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                                                                     PAGE
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         6.18     Employee Benefit Plans ..........................    19
         6.19     Intellectual Property ...........................    20
         6.20     Taxes ...........................................    21
         6.21     Financial Statements ............................    21
         6.22     Receivables .....................................    22
         6.23     {Intentionally Left Blank} ......................    22
         6.24     Product Representation ..........................    22
         6.25     Books and Records ...............................    22
         6.26     Foreign Assets ..................................    22
         6.27     Guarantees ......................................    23
         6.28     Operation of Business ...........................    23
         6.29     Environmental ...................................    23
         6.30     Indebtedness to and from Officers, Partners and
                  Others ..........................................    25
         6.31     Labor Disputes; Unfair Labor Practices ..........    25
         6.32     Consents and Approvals ..........................    25
         6.33     Limitations  ....................................    26

ARTICLE VII - REPRESENTATIONS AND WARRANTIES OF BUYERS

         7.1      Organization ....................................    26
         7.2      Power and Authority .............................    26
         7.3      No Violations ...................................    27
ARTICLE VIII - COVENANTS OF SELLERS

         8.1      Conduct of Business .............................    28
         8.2      Non-Competition .................................    29
         8.3      Further Assurances ..............................    30
         8.4      Certifications ..................................    30
         8.5      Inspections .....................................    30
         8.6      April 28, 1995 Fire .............................    31

ARTICLE IX - COVENANTS OF BUYERS

         9.1      Product Warranty Service ........................    31
         9.2      Access to Records ...............................    32
         9.3      Completion of Contracts .........................    32
         9.4      1989 Acquisition Agreement ......................    33

ARTICLE X - CONDITIONS PRECEDENT TO THE PERFORMANCE BY
            SELLERS OF THEIR OBLIGATIONS HEREUNDER

        10.1      Representations and Warranties ..................    33
        10.2      Other Conditions ................................    33
        10.3      Approvals and Consents ..........................    34
        10.4      Legal Opinion ...................................    34
        10.5      Resolutions .....................................    34
        10.6      Officer's Certificate ...........................    34
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                                                                 PAGE
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ARTICLE XI - CONDITIONS PRECEDENT TO THE PERFORMANCE BY
             BUYERS OF THEIR OBLIGATIONS HEREUNDER

    11.1      Representations and Warranties ..................    35
    11.2      Other Conditions ................................    35
    11.3      Approvals and Consents ..........................    35
    11.4      Release of Employment Agreements ................    36
    11.5      Release of Non-Assumed Debt .....................    36
    11.6      Legal Opinion ...................................    36
    11.7      No Material Change ..............................    36
    11.8      Resolutions .....................................    36
    11.9      Sellers' Certificates ...........................    36
    11.10     Other Documents .................................    37

ARTICLE XII - TAXES

    12.1      Taxes on Transfer ...............................    37
    12.2      Tax Returns .....................................    37

ARTICLE XIII - INDEMNIFICATION; LIMITATIONS

    13.1      Sellers' Hold Harmless ..........................    39
    13.2      Buyers' Hold Harmless ...........................    40
    13.3      Indemnification Procedure .......................    41
    13.4      Limitation of Certain Claims; Baskets ...........    42
    13.5      Maximum Exposure; Ceiling .......................    43

ARTICLE XIV - MISCELLANEOUS

    14.1      Survival of Representations and Warranties ......    43
    14.2      Notices .........................................    44
    14.3      Schedules .......................................    44
    14.4      Assignment ......................................    44
    14.5      Amendment .......................................    45
    14.6      Waiver ..........................................    45
    14.7      Fees and Expenses................................    45
    14.8      Choice of Law ...................................    45
    14.9      Remedies ........................................    46
    14.10     Severability ....................................    46
    14.11     Counterparts ....................................    46
    14.12     Section Headings ................................    46
    14.13     Definitions .....................................    46
    14.14     Entire Agreement ................................    47

SIGNATURES ....................................................    48
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
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LIST OF SCHEDULES

Schedule 1.1               Units of CPC owned by Sellers.

Schedule 2.1               Form of Escrow Agreement.

Schedule 2.2               Closing Adjustment Ledger Accounts.

Schedule 3.1               Non-Assumed Liabilities.

Schedule 4.3               List of Employment Agreements,  Consulting
                           Agreements,  Representative Agreements,
                           Severance Agreements,  Separation Agreements,
                           Retention Agreements, or other compensation agreements.

Schedule 6.5A              Encumbrances.

Schedule 6.5B              Preliminary Title Report.

Schedule 6.6A              Description of Real Property, Improvements and
                           Structures.

Schedule 6.6B              List of Tangible Personal Property.

Schedule 6.6C              Compliance with Law.

Schedule 6.7               Undisclosed Liabilities.

Schedule 6.9               Material Changes in the Business.

Schedule 6.10              Listing of Permits and Licenses.

Schedule 6.11              Pending Claims.

Schedule 6.12 List of Material Oral and Written Agreements and all Amendments.

Schedule 6.13              Description of Lease Agreements.

Schedule 6.16              Litigation History previous three years.

Schedule 6.17              Defaults.

Schedule 6.18              Employee Plans and Qualified Plans.

Schedule 6.19              List of  Intellectual Property.

Schedule 6.21              Financial Statements.

Schedule 6.26              Foreign Assets.

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Schedule 6.29              Environmental Notices.

Schedule 6.30 Indebtedness to and from Officers, Partners and Others.


                                       v

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                  PARTNERSHIP UNIT PURCHASE AND SALE AGREEMENT

         THIS AGREEMENT, dated as of April 13, 1995, by and among Canton Power Corporation, an Illinois corporation, Henry Crown and Company (Not Incorporated), an Illinois limited partnership, and The Second Venture, an Illinois general partnership (collectively, "Sellers"), and Southwick Corp., an Ohio corporation, and Brookfield Corp., an Ohio corporation (collectively, "Buyers").

                              W I T N E S S E T H :

         WHEREAS, Canton Power Corporation ("Canton Power") is the sole general partner of Controlled Power Limited Partnership, an Illinois limited partnership ("CPC"); and

         WHEREAS, Henry Crown and Company (Not Incorporated) ("HCC") is a limited partner of CPC; and

         WHEREAS, The Second Venture ("SV") is a limited partner of CPC; and

         WHEREAS, CPC is engaged in the business of designing, manufacturing, assembling and selling switchgear, power distribution systems, and bus duct systems and replacement parts therefor (collectively, the "Business"); and

         WHEREAS, Sellers desire to sell to Buyers and Buyers desire to purchase from Sellers all of the issued and outstanding partnership units, representing all of partnership interests of CPC (the "Units"), on the terms and subject to the conditions hereinafter set forth.


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         NOW, THEREFORE, in consideration of the foregoing, and of the mutual promises, covenants and representations set forth herein, the parties hereto agree as follows:

                                    ARTICLE I

                         PURCHASE AND SALE OF THE UNITS

         1.1 PURCHASE AND SALE. Subject to and upon the terms and conditions set forth in this Agreement, Sellers hereby agree to sell, transfer, or otherwise assign to Buyers, and Buyers agree to accept and to pay therefor, on the "Closing Date" referred to in Section 5.1, all of Sellers' interest in and to the Units of CPC owned of record by Sellers as set forth on Schedule 1.1 hereto, free and clear of all liens, charges or encumbrances of whatsoever nature. Each of Buyers shall take title and ownership of the number of Units set forth opposite its name on Schedule 1.1 hereto.

                                   ARTICLE II

                                 PURCHASE PRICE

         2.1 CONSIDERATION. Subject to the adjustments contemplated in Section
2.2 hereof, the purchase price payable to Sellers hereunder in consideration of the sale, transfer, assignment, and delivery of the Units by Sellers to Buyers, shall be Four Million Nine Hundred Thousand Dollars ($4,900,000.00), payable in cash on the Closing Date (the "Purchase Price"), to the Escrow Agent under an Escrow Agreement in the form and substance annexed hereto as Schedule 2.1; provided, to the extent Non-Assumed Liabilities listed on Schedule 3.1 are not paid prior to Closing, the Purchase Price shall be reduced by the amount of such Non-Assumed

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Liabilities remaining unpaid and such amount shall be deposited by Buyers with the Escrow Agent under the Escrow Agreement and used to pay off such Non-Assumed Liabilities remaining unpaid.

                  2.2      CLOSING ADJUSTMENT.

                  (a) Determination of Change in Net Assets. As soon as practicable but in no event later than thirty (30) days after the Closing Date, a statement prepared by CPC ("the Closing Statement") setting forth the amount of Net Assets as defined in Section 2.2(b) as of the Closing Date (the "Closing Net Assets") shall be delivered to both Buyers and Sellers. The Closing Net Assets shall become final and binding on Sellers and Buyers unless Sellers or Buyers give written notice of their disagreement (a "Notice of Disagreement") to the other within thirty (30) days following the receipt by Sellers and Buyers of the Closing Statement setting forth the Closing Net Assets. Any such Notice of Disagreement shall specify in all reasonable detail the nature of any disagreements so asserted. During a period of thirty (30) days following the aforesaid thirty (30) day period, Buyers and Sellers shall attempt to resolve in writing any differences that they may have with respect to any matter specified in any Notice of Disagreement. If at the end of such thirty (30) day period, Buyers and Sellers have failed to reach written agreement with respect to all of such matters, then all such matters as specified in any Notice of Disagreement as to which such written agreement has not been reached (the "Disputed Matters") shall be submitted to a nationally recognized independent public accounting firm selected

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by Buyers and Sellers (the "Arbitrator") for resolution by the Arbitrator provided the Arbitrator shall not resolve any issue such that the result is greater than the largest number or less than the smallest number for such item proposed by the parties. If a Notice of Disagreement is delivered in a timely manner, the Closing Net Assets, as modified to reflect the resolution of Disputed Matters in accordance with this Section 2.2(a), shall become final and binding on Buyers and Sellers upon the earlier of (i) the date Sellers and Buyers resolve in writing all Disputed Matters, or (ii) the date the Arbitrator resolves in writing all Disputed Matters. The amount of the Closing Net Assets that becomes final and binding on Buyers and Sellers under this Section 2.2(a) is hereinafter referred to as (the "Final Net Assets").

              (b) Definition of Net Assets. For purposes of this Agreement, "Net Assets" shall mean the net amount represented by CPC's general ledger accounts listed on Schedule 2.2 (attached hereto) as of December 31, 1994, March 31, 1995, or the Closing Date, as the case may be, computed in a manner consistent with the accounting principles and methods used in the preparation of the adjusted trial balance as of December 31, 1994, set forth on Schedule 2.2, and the audited financial statements set forth in Schedule 6.21 hereto.

              (c) Purchase Price Adjustment. An adjustment to the Purchase
Price pursuant to this Section 2.2 shall be paid (i) by Sellers to Buyers (in equal proportions), in a total amount equal to the amount by which the Final Net Assets is less than


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$22,594,846.00, provided, however that no such amount under this Section 2.2 shall be paid by Sellers to Buyers until such amount is in excess of $266,000.00, after which Buyers shall be entitled to one-half of any such amount between $266,001.00 and $750,000.00 and all of such amount in excess of $750,000.00, or (ii) by Buyers to Sellers (in the same proportions as the payment of the Purchase Price pursuant to Section 2.1), in a total amount equal to the amount by which the Final Net Assets is greater than $22,594,846.00, provided, however, that Buyers shall be obligated to pay Sellers only one-half of any such amount up to $750,000.00 and all of such amounts in excess of $750,000.00.

                  (d) Payment of Purchase Price Adjustment. Payments required to be paid pursuant to this Section 2.2 shall be made within five (5) business days following the date upon which the determination of Final Net Assets is made, and paid by wire transfer of immediately available federal funds to one account designated by and for each party entitled to receive such payment.

                  (e) Expenses of Closing Adjustments. The fees and expenses, if any, of the Arbitrator incurred in connection with the review and determination of any Disputed Matters shall be borne one-half by Buyers and one-half by Sellers.

                  (f) Audit. For a period of thirty (30) days after Buyers' and Sellers' receipt of the Closing Statement, at each party's own expense, Buyers and/or their accountants and Sellers and/or their accountants shall have the opportunity to review the

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Closing Statement and the calculations, books, records, documentation and work papers underlying the Closing Statement.

         2.3 METHOD OF PAYMENT. All cash escrowed by Buyers shall be made by delivery in immediately available funds by wire transfer pursuant to the Escrow Agent's written instructions submitted one (1) business day prior to the Closing Date.

                                   ARTICLE III

                             NON-ASSUMED LIABILITIES

         3.1 NON-ASSUMPTION OF CERTAIN LIABILITIES. Buyers will purchase CPC free and clear of those certain liabilities of CPC shown on the December 31, 1994 balance sheet and listed on Schedule 3.1 hereto. The liabilities not being assumed by Buyers as aforesaid are somtimes collectively called "Non-Assumed Liabilities". The Non-Assumed Liabilities shall either be paid-off by Sellers prior to the Date of Closing, or the Escrow Agent shall pay the Non-Assumed Liabilities in accordance with the Escrow Agreement. Sellers shall deliver releases and/or pay-off letters to the Escrow Agent as described in Section 11.5 hereof prior to the Closing Date. Notwithstanding the foregoing, this Section does not limit Sellers' liabilities for any other obligation, liability, indebtedness, fixed or contingent, of Sellers, which may arise in connection with representations, warranties, covenants or other provisions in this Agreement including, without limitation, Sellers' obligations as set forth herein related to violations of

                                     Page 6
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law, injury or destruction of property or loss or damage suffered by any third party.

                                   ARTICLE IV

                                    EMPLOYEES

         4.1 EMPLOYMENT TO EMPLOYEES. Sellers agree that the number of employees employed by CPC shall be reduced to a number not to exceed 150 as of the Closing Date. As of the date hereof through the Closing Date, Sellers shall obtain the consent of Buyers prior to terminating any employee.

         4.2 NON-EMPLOYMENT. For five (5) years from the Closing Date, Sellers shall not directly or indirectly solicit or offer employment to any person who, after the Closing Date, is then an employee of CPC or who has terminated such employment without the consent of CPC within 180 days of such solicitation or offer.

         4.3 TERMINATION OF EMPLOYMENT OBLIGATIONS. Schedule 4.3 hereto constitutes a correct and complete list of all employment agreements, consulting agreements, separation agreements, retention agreements, representative agreements, severance agreements or any other compensation agreements entered into by CPC. Sellers shall terminate, effective as of the Closing Date, all agreements marked "Terminate" on Schedule 4.3. The agreements on Schedule 4.3 not marked "Terminate" shall remain in effect after the Date of Closing and CPC shall continue to disburse such compensation pursuant to the terms of the agreements. Buyers shall be reimbursed pursuant to the terms of the Escrow Agreement for all payments made by CPC after the Closing Date in connection with


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those certain retention agreements listed on Schedule 4.3. Should any termination, severance, profit sharing, retirement, early retirement or other employee obligations accrue as a direct result of the transfer of the Units hereunder, Sellers shall reimburse Buyers by the amount of any such obligations paid by Buyers. Buyers will provide timely notice to Sellers of any claimed obligations referred to in this Section and will permit Sellers the reasonable opportunity to contest such claimed obligations.

                                    ARTICLE V

                                     CLOSING

         5.1 CLOSING DATE. The Closing shall take place at 10:00 a.m., local time, on May 3, 1995, at the offices of CPC, 1501 Raff Road, S.W., Canton, Ohio 44710, or such other time and place as the parties may agree upon. The day on which the Closing actually takes place is herein referred to as the "Closing Date".

         5.2 TRANSFER OF UNITS. At the Closing, each of Sellers shall deliver to Buyers the Units being purchased from each of Sellers, together with an assignment duly executed by each of Sellers for transfer of the Units to each of the respective Buyers. Also at Closing, Sellers shall deliver all the CPC partnership records as may be in the possession of Sellers. Any transaction, stamp, transfer or similar tax payable with respect to the transfer of the Units shall be paid by Sellers.

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                                   ARTICLE VI

                    REPRESENTATIONS AND WARRANTIES OF SELLERS

         Sellers hereby, jointly and severally, represent and warrant to each of Buyers as follows:

         6.1 ORGANIZATION. CPC is a limited partnership duly organized, validly existing, and in good standing under the laws of the State of Illinois and is qualified to do business in and is in good standing in all states and other jurisdictions where required by law to carry on the Business as presently conducted, having all requisite power and authority to carry on the Business as now being conducted and to own, lease or operate the properties used in the Business. With regard to any Business conducted after the Date of Closing which is not in production at the Date of Closing, Buyers may not reasonably rely on this representation as to where CPC is qualified to do business.

         6.2 POWER AND AUTHORITY. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein have been duly and validly authorized and approved by each of Sellers. This Agreement constitutes, and each of any other agreement contemplated hereby to be executed by Sellers will constitute, when executed and delivered, a valid and legally binding obligation of each of Sellers enforceable against each of them in accordance with its terms, except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium, or other laws affecting creditors rights.


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         6.3 NO VIOLATIONS. The execution and delivery of this Agreement by
Sellers and the consummation of the transactions contemplated hereby in accordance with the terms hereof will not violate any existing provision of any law or violate any existing term or provision of any order, writ, judgment, injunction or decree of any court, governmental department, commission, board, agency or instrumentality applicable to any of Sellers or CPC; or conflict with or violate any of the terms, conditions or provisions of the Articles of Incorporation, bylaws, partnership agreements or any other organizational documents of either CPC or any of Sellers; or violate, result in any breach of, or constitute a default (or give rise to any right of termination, cancellation or acceleration) under any contract, agreement, indenture, mortgage or deed of trust, security agreement, license, instrument or obligation to which any of Sellers or CPC is a party or by which any are bound.

         6.4 PARTNERSHIP INTEREST. The outstanding partnership units of CPC consists of 68.5 units which are validly issued and outstanding, fully paid and nonassessable. Sellers own all the Units free and clear of any liens, warrants, rights, debentures, claims, options, charges, or encumbrances of whatsoever nature. Sellers have the unqualified right to sell, assign and deliver the Units and, upon consummation of the transactions contemplated by this Agreement, Buyers will acquire good and valid title to the Units, free and clear of all liens, warrants, rights, debentures, claims, options, charges, encumbrances of whatsoever nature. There

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are no outstanding options or other agreements of any nature whatsoever relating to the issuance by CPC of any additional Units.

         6.5 TITLE TO PROPERTIES AND ENCUMBRANCES. Except as listed on Schedule 6.5A or any other Schedule hereto, CPC has good and valid title to all properties and assets, real and personal, tangible and intangible, wherever located and however owned, pertaining to or used in connection with the Business, including, without limitation, the properties and assets reflected in the December 31, 1994 balance sheet referred to in Section 6.21 hereof (except for inventory and other properties and assets that have been sold or otherwise disposed of in the ordinary course of business since December 31, 1994). All such properties and assets are subject to no mortgage, pledge, lien, conditional sale agreement, encumbrance or charge of whatsoever nature, except for liens shown on Schedule 6.5A, 6.5B or the balance sheet as securing specified liabilities (with respect to which no default exists), liens for current taxes not yet due, and minor imperfections of title and encumbrances, if any, which are not in the aggregate substantial in amount, and do not materially detract from the value of the property subject thereto or materially impair the operations of CPC, and have arisen only in the ordinary course of business and consistent with past practice. With respect to the facility more particularly described on Schedule 6.6A hereto, CPC has good and valid title, and such property is free and clear of any mortgage, pledge, lien, charge, security interest, encumbrance, restriction, license, easement or adverse claim, except for those specifically


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listed on that certain preliminary title report No. 53892, issued by First
American Title Insurance Corporation, dated March 12, 1995 and attached hereto as Schedule 6.5B, or disclosed on the survey referred on Schedule 6.6A.

         6.6 REAL PROPERTY, PLANTS AND EQUIPMENT. All of CPC's interest in any real property, whether fee simple or leasehold, together with all improvements and structures thereon are described on Schedule 6.6A hereto. All of CPC's machinery, equipment, test equipment, vehicles, tooling, dies, computer software, computers, office furniture, office equipment, office supplies, production tooling, spare equipment parts, leased equipment, and all other tangible personal property of CPC relating to the Business and having a December 31, 1994 book value of at least $25,000.00 individually, are described on
Schedule 6.6B hereto. To the best of Sellers' and CPC's knowledge, all plants, structures, and equipment used by CPC in its Business are structurally sound with no known defects. Except as disclosed on Schedule 6.6C, all plants, structures and equipment used by CPC in its Business are in operating condition, and to the best Sellers' or CPC's knowledge conform to all applicable ordinances and regulations and building, zoning and other laws; CPC has received no written notification that it is in violation of any applicable ordinance or regulation or building, zoning or other law, in respect of its plants, structures, properties, or operations, and no such violation exists.


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         6.7 UNDISCLOSED LIABILITIES. Except to the extent reflected or reserved against in the December 31, 1994 balance sheet referred to in Section 6.21 hereof or on Schedule 6.7 hereto, CPC has no liabilities or obligations of any nature, whether absolute, accrued, contingent or otherwise, whether due or to become due. Further, Sellers do not know or have any reasonable ground to know of any basis for the assertion against CPC of any liability or obligation of any nature or in any amount not fully reflected or reserved against in the December 31, 1994 balance sheet or on Schedule 6.7 hereto.

         6.8 PATENT INFRINGEMENT. To the best of Sellers' and CPC's knowledge, CPC is neither presently infringing any letters of patent of any other person or entity in the operation of the Business, nor are there any patent infringement claims or suits that are pending or to the best of Sellers' or CPC's knowledge, have been threatened, against CPC pertaining to the operation of the Business.

         6.9 CONTINUATION OF BUSINESS. Except as disclosed on Schedule 6.9 hereto, since December 31, 1994, and until the Closing Date, (i) there has been no substantial, material, adverse change (financial, casualty, or otherwise) in the condition, business, assets or properties of CPC; (ii) CPC has not leased, mortgaged, pledged, hypothecated, subjected to lien or security interest or other encumbrance, or sold, removed or otherwise disposed of any of its assets, except for the normal turnover of inventory or the ordinary course of business;
(iii) CPC has not made or committed


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itself to make any transfer to its partners, except for transfers in the ordinary course of business and as permitted herein at the Closing; (iv) CPC has not entered into any transactions outside the ordinary and normal course that would materially and adversely affect its assets; and (v) no employment bonus, loan or deferred compensation arrangement or any increase in compensation has been entered into between CPC and any employees of the Business.

         6.10 PERMITS AND NOTICE OF GOVERNMENT PROCEEDINGS. CPC's permits and licenses to conduct the Business are all in full force and effect. CPC is not in violation of any such permits or licenses, and no additional permits and licenses are required. CPC's products, properties and operations (other than real estate and improvements which are represented and warranted under Section
6.6 hereof) are not in violation or to the best of Sellers' or CPC's knowledge under investigation concerning possible violation, of any applicable laws, ordinances, regulations, rules, decrees, awards or orders enacted or entered by any foreign, federal, state or local governmental authority or court where CPC is conducting or has conducted business or activities including, without limitation, any thereof relating to wages, hours, hiring, promotions, retirement; working conditions (with respect to the Occupational Health and Safety Act); emissions to the atmosphere or the impact of such emissions on ambient air quality, discharges to surface waters or ground water or the impact of such discharges on the quality of either; the generation, treatment, storage or disposal of solid or liquid waste materials or the consequences of such

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activities except as disclosed in the March, 1995 Woodward-Clyde Phase I
Environmental Report; discrimination in employment; health, safety; the production, processing, advertising and sale of CPC's products; trade regulation; antitrust; warranties, facilities, manufacturing or product approvals or licenses; control of foreign exchange; and neither Sellers nor CPC has received notice of any violation of any of the foregoing not resolved as of the Closing Date all as pertaining to the Business. Attached as Schedule 6.10 hereto is a listing of all current permits and licenses of CPC.

         6.11 PENDING CLAIMS. Except as listed on Schedule 6.11 hereto, there are no actions, suits, claims, proceedings, labor disputes or grievances, or investigations pending, nor to the best of Sellers' or CPC's knowledge are any of the same threatened by or against CPC with respect to the Business or CPC's assets, at law or in equity or before or by any federal, state, municipal or other government department, commission, board, agency or instrumentality. CPC is not party to or subject to any judgment, order or decree entered in any action or proceeding affecting the conduct of the Business, CPC's assets or the disposition thereof.

         6.12 MATERIAL AGREEMENTS. Set forth on Schedule 6.12 hereto is a complete and correct list as of the date hereof (or incorporates by specific reference to a listing set forth on any other Schedule attached hereto) of all material oral or written agreements, contracts, commitments and understandings, together with all amendments thereto, to which CPC is a party of by which it or its assets are affected or bound, including, but not limited to:

(a) mortgages, indentures, security agreements, loan and credit agreements and any other agreements and instruments relating to the borrowing of money or evidence of credit; (b) contracts or options to purchase or sell real property;
(c) material contracts for the purchase of supplies, equipment, fuels, commodities, merchandise or other materials; (d) agreements and instruments representing loans or commitments to loan to officers, directors, employees or agents; (e) partnership or joint venture agreements of any kind; (f) agreements containing non-competition covenants; (g) agreements containing indemnification provisions; (h) guaranties, subordination agreements or similar type arrangements affecting indebtedness or obligations; (i) agreements regulating or affecting the business, properties, assets, operations or methods; (j) license agreements, service or maintenance contracts, distributor, sales promotion, marketing, or advertising contracts; and (k) other material agreements, contracts and commitments (other than those set forth on other Schedules attached hereto). Solely for the purpose of this Section, the term "material" contract or agreement shall mean any single agreement pursuant to which any party thereto is obligated to make payments aggregating more than $100,000.00. Except as disclosed on Schedule 6.12 hereto, all such agreements, contracts and commitments referred to in this Section are in full force and effect, and all of the parties thereto have performed in all material respects all of the obligations required to be performed by them to date and are not in default thereunder in any material respect other than customers failing to pay invoices on a timely basis. Accurate and complete copies of all such agreements, contracts, commitments and understandings that are written, and all amendments thereto, have been delivered or made available to Buyers.

         6.13 LEASE AGREEMENTS, NO DEFAULTS. All lease agreements in respect of CPC's operations are described on Schedule 6.13 hereto and are valid and binding agreements enforceable against the respective lessors in accordance with their terms and are in full force and effect, and, neither CPC nor any other party to such lease agreements has breached any provision of, or is in default in any respect under, the terms of such lease agreements.

         6.14 FULL DISCLOSURE. Neither this Agreement nor any Schedule hereto contains any untrue statements by Sellers of a material fact or omits a material fact necessary to make the statements of Sellers not materially misleading, taking into consideration that some representations and warranties are made to the "best of Sellers' or CPC's knowledge" under this Section.

         6.15 NO RESTRICTION ON SALE OF PRODUCT. CPC has not entered into any agreements or licenses which would restrict it from making, using or selling products in the Business anywhere in the world.

         6.16 LITIGATION HISTORY. Attached as Schedule 6.16 hereto is a complete and accurate list of all material actions, suits, litigation, insurance claims, administrative arbitrations, proceedings or governmental investigations pursuant to which claims or allegations (including, but not limited to, the filing of suit or similar initiation of formal proceeding or the informal presentation to CPC of any threatened or contemplated claim or allegation) were made or threatened, but are no longer pending, at any time within the previous three (3) years against CPC with respect to the Business and arising out of or in any way related to: (i) product liability (including any manufacturing defect or design defect); (ii) OSHA; (iii) CERCLA, RCRA, ECRA or any other environmental laws; or
(iv) employment related claims.

         6.17 NO DEFAULTS. Except as disclosed on Schedule 6.17, neither the execution nor the delivery of this Agreement, nor the consummation of the sale and transfer of the Units on the Closing Date, nor the consummation and performance by Sellers of any of the other transactions, covenants or agreements herein contemplated: (i) will conflict with CPC's or any of Sellers' Partnership Agreements, Articles of Incorporation or By-laws; or (ii) will require the notice or consent of any third party under, or violate or result in a breach of, any of the terms of any agreement or instrument, judgment, decree, order, law or regulation to or which any Sellers or CPC, or any property of either is a party to or is bound, or constitute a default (after the passage of time or giving of notice, or both, if necessary), thereunder. CPC is not in default in the performance, observance or fulfillment of any of the terms, obligations, covenants, conditions or provisions contained in any contract for the supply of goods or any indenture or other agreement creating, evidencing or securing indebtedness or pursuant to which any such indebtedness is issued, or other agreement to which CPC is a party or by which CPC or its properties may be bound or affected, subject to the product warranty claims described in Section 9.1 hereto.

         6.18 EMPLOYEE BENEFIT PLANS. Except for the plans disclosed in Schedule
6.18 hereto, CPC neither maintains nor contributes to any employee pension, benefit or welfare plan, as defined in the Employee Retirement Income Security Act of 1974 ("ERISA"), or any other severance, bonus, stock option, stock appreciation, stock purchase, retirement, insurance, pension, profit-sharing or deferred compensation plan, agreements or arrangements (collectively, "Employee Plans"), nor has CPC, or any of CPC's officers or Sellers' officers or partners, taken any action directly or indirectly to obligate CPC to institute any such Employee Plan. To the best of Sellers' and CPC's knowledge, the plans identified as qualified plans on Schedule 6.18 (the "Qualified Plans") constitute "qualified" plans within the meaning of Sections 401(a), et seq. and 501(a), et seq. of the Internal Revenue Code of 1986, as amended (the "Code"). To the best of Sellers' and CPC's knowledge, there is no fact or circumstance which would adversely affect the Qualified Plans qualified status and no unreported "reportable event" (as such term is defined in Section 4043(d) of ERISA) or "prohibited transaction" (as such term is defined in Section 406 of ERISA and Section 4975(c) of the Code) has occurred since the date on which said sections first became applicable to the Qualified Plans. Except as set forth in Schedule 6.18, the Qualified Plans satisfy the minimum funding standards set forth in the Code and ERISA, and as of March 31, 1995, there was no unfunded vested liability under the Qualified Plans, on an ongoing basis, based upon appropriate actuarial analysis consistent with prior actuarial analysis. To the best of Sellers' and CPC's knowledge, CPC has complied with all terms and conditions of, and has no liabilities or obligations except for the normal funding and administrative obligations under the Employee Plans. All the Employee Plans have been maintained in compliance with all laws, regulations and orders, including, without limitation, ERISA and PBGC, and all governmental authorities, and all notices, reports and other filings required to be delivered or filed under applicable law with respect to the Employee Plans have been duly delivered or filed.

         6.19 INTELLECTUAL PROPERTY. Schedule 6.19 hereto constitutes a correct and complete list of all registered trademarks, trademark registration applications, statutory copyrights, trade names, service marks, trade designations, patents, patent applications and patent, and trademark licenses constituting part of the intellectual property. Except as indicated on said Schedule, CPC owns the entire right, title and incidents of interest in each item of intellectual property within the territory where each item has been filed, and such rights, title and incidents of interest are sufficient to give CPC the right to produce or employ the product or process to which such item relates and as of the date hereof and on the Closing Date. CPC owns and will own on the Closing Date adequate rights to use each such item of intellectual property.

Such rights in the intellectual property on the Closing Date will be sufficient to conduct and operate the Business as presently conducted and operated.

         6.20 TAXES. CPC has duly filed all required tax returns and reports, both foreign and domestic, state, local and federal, and has paid, or made adequate provision for the payment of, all taxes of any kind or nature whatsoever and other governmental charges upon it or its properties, assets, income, franchises, licenses, or sales, which have become due pursuant to said returns or reports or pursuant to any assessment received by it, except such taxes, if any, as are being contested in good faith by appropriate procedures and as to which adequate reserves have been provided and which shall be paid by CPC in all events. There are no tax liens upon CPC's assets, except liens for current taxes not yet due. All monies required to be withheld by CPC from employees for income taxes, social security and unemployment insurance taxes and all other payroll deductions customarily made in all applicable jurisdictions, whether foreign or domestic, have been collected or withheld.

         6.21 FINANCIAL STATEMENTS. The audited balance sheet as of December 31, 1994 and the related statements of operations and cash flow for the year then ended, all of which are attached hereto as Schedule 6.21, present fairly, in all material respects, the financial position as of December 31, 1994, and the results of operations and cash flow for the year then ended in conformity with generally accepted accounting principles.

         6.22 RECEIVABLES. All of CPC's accounts receivable on the Closing Date will be valid, legally enforceable obligations of the account debtor and will have been created in the ordinary course of business and will represent goods actually sold or delivered.

         6.23      {Intentionally Left Blank}

         6.24 PRODUCT REPRESENTATION. To the best of Sellers' and CPC's knowledge, none of CPC's products or product designs contain any manufacturing defect, design defect or other defect as to those products which are in production or have been introduced into production as of the Closing Date which renders CPC's products or product designs or any component thereof unreasonably dangerous or unsuitable for their intended use.

         6.25 BOOKS AND RECORDS. The books of account, minute books and partnership records of CPC are in all material respects complete and correct, have been maintained in accordance with good business practices and the matters contained therein are accurately reflected, to the extent appropriate, on the balance sheet referred to in Section 6.21. Copies of the Partnership Agreement and all amendments thereto of CPC have been delivered to Buyers and are correct and complete to the date hereof.

         6.26 FOREIGN ASSETS. Except as disclosed on Schedule 6.26, CPC does not have any interest in any real property or tangible or intangible personal property located outside the continental limits of the United States, including stock, securities or investments in, claims against, or non-trade receivables from any entities or persons with substantially all their property or business so located.

         6.27 GUARANTEES. CPC is not a guarantor, or otherwise liable for any borrowings of any other person, firm or corporation except as endorser of checks received by CPC and deposited in the ordinary course of business.

         6.28 OPERATION OF BUSINESS. As of the Closing Date, CPC shall have all rights as identified herein required to conduct and operate the Business, substantially as currently conducted and operated. Pursuant to the terms of this Agreement and without taking any other action, CPC will own, or have the right to use, all technology, properties (tangible and intangible, real and personal), licenses, governmental licenses, product approvals, permits and similar arrangements, intellectual property rights, sources and supplies necessary to conduct and operate the Business substantially as it is currently conducted and operated.

         6.29 ENVIRONMENTAL. Except as disclosed on Schedule 6.29 hereto, neither the operation of the Business nor the processes, results or products of CPC violate any applicable law or regulation currently in force and effect relating to air, water, or noise pollution or employee health and safety or the production, storage, labeling, transportation or disposition of waste or hazardous or toxic substances. CPC has timely obtained all licenses and permits and has timely filed all reports and other documents required to be filed under any such applicable laws or regulations. To the best of CPC's knowledge, during the operation of the Business no person has stored any chemical substances, including any "Hazardous Substances", "Pollutants" or "Contaminants" (as such terms are defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA")) on, beneath or about any of the properties of CPC (whether leased or owned), except for inventories of such chemical substances to be used by CPC, and wastes generated by CPC therefrom, in the ordinary course of the Business (which inventories and wastes, if any, were stored so that there was no release of any such chemical substances and wastes to the environment). Except as set forth in Schedule 6.29, CPC has not received any written notice from any Governmental Authority or private or public entity advising CPC that it is potentially responsible for response costs with respect to a release or threatened release of Hazardous Substances, Pollutants or Contaminants, and CPC has not, and, to the best of CPC's knowledge, no other person has, buried, dumped or otherwise disposed of any chemical substances, including any Hazardous Substances, Pollutants or Contaminants on, beneath or about any of the properties of CPC (whether leased or owned) or on, beneath or about any other property. Except as disclosed on Schedule 6.29, CPC has not received written notice that the operation of the Business or any of the processes followed, results obtained or products made by CPC violates any environmental, zoning or land use ordinance, law or regulation, including, but not limited to, CERCLA, the Toxic Substances Control Act of 1976, as amended, the Resource Conservation Recovery Act of 1976, as amended, the Clean

Air Act, as amended, the Federal Water Pollution Control Act, as amended, or the Occupational Safety and Health Act of 1970, as amended, nor are there any existing facts or conditions which could give rise to any such violation.

         6.30 INDEBTEDNESS TO AND FROM OFFICERS, PARTNERS AND OTHERS. Except as set forth on Schedule 6.30 hereto, CPC is not indebted to any partner, officer, employee or agent of CPC except for amounts due as normal salaries, wages, bonuses and in reimbursement of ordinary expenses on a current basis. No partner, officer, employee or agent of CPC is indebted to CPC except for advancements for ordinary business expenses in a normal amount.

         6.31 LABOR DISPUTES; UNFAIR LABOR PRACTICES. There is neither pending, nor to the best of Sellers' or CPC's knowledge, threatened, any labor dispute, strike or work stoppage which affects or which may affect the Business or which may interfere with the continued operation of CPC. To the best of Sellers' or CPC's knowledge, neither CPC nor any agent, representative or employee of CPC has committed any unfair labor practice as defined in the National Labor Relations Act, as amended, nor do Sellers or CPC know of any basis for the same. There is not now pending or to the best of Sellers' or CPC's knowledge, threatened, any charge or complaint against CPC by the National Labor Relations Board or any representative thereof.

         6.32 CONSENTS AND APPROVALS. No consent, approval, order or authorization of, declaration or filing with any governmental authority, agency, bureau or commission, or any third party, is required to be obtained or made by any of Sellers or CPC in connection with the execution, delivery, performance and enforceability of this Agreement and the consummation of the transactions contemplated hereby in accordance with the terms hereof.

         6.33 LIMITATIONS. Except as expressly set forth in this Article VI, Sellers make no representation or warranty, express or implied, as to the Business, assets or liabilities of CPC including any representation or warranty as to the physical condition or value of any of the assets or the future revenues or profitability of CPC, and Buyers shall purchase the Units without any warranty as to the condition of such assets or value or such Units except as expressly set forth in this Article VI.

                                   ARTICLE VII

                    REPRESENTATIONS AND WARRANTIES OF BUYERS

         Buyers hereby, jointly and severally, represent and warrant to Sellers as follows:

         7.1 ORGANIZATION. Buyers warrant that each is a corporation duly organized, validly existing, and in good standing under the laws of the State of Ohio, and have full power, right, and authority to enter into this Agreement and to execute, deliver and perform its obligations hereunder.

         7.2 POWER AND AUTHORITY. The Board of Directors of each of Buyers have duly and effectively authorized this Agreement and the transactions contemplated herein and has duly authorized the execution and delivery of this Agreement and all documents necessary or appropriate to the performance hereof by Buyers; and the consummation by Buyers of all of the transactions contemplated hereunder does not and will not violate the provisions of Buyers' Articles of Incorporation or Code of Regulations, and will not violate or result in any breach of, or constitute a default under, any agreement, contract, indenture, loan agreement, instrument, or obligation to which Buyers are a party or by which Buyers are bound.

         7.3 NO VIOLATIONS. The execution and delivery of this Agreement by Buyers and the consummation of the transactions contemplated hereby in accordance with the terms hereof will not violate any existing provision of any law or violate any existing term or provision of any order, writ, judgment, injunction or decree of any court or any other governmental department, commission, board, agency or instrumentality applicable to Buyers; or conflict with or violate any of the terms, conditions or provisions of the Articles of Incorporation, Code of Regulations or any other organizational documents of any of Buyers; or violate, result in any breach of, or constitute a default (or give rise to any right of termination, cancellation or acceleration) under any contract, agreement, indenture, mortgage or deed of trust, security agreement, license, instrument or obligation to which any of Buyers are a party or by which it is bound.

                                  ARTICLE VIII

                              COVENANTS OF SELLERS

     Sellers hereby, jointly and severally, covenant and agree as follows:

     8.1 CONDUCT OF BUSINESS. During the period from the date hereof to the Closing Date:

         (a) Sellers will cause CPC to (i) conduct the Business only in the ordinary and usual course; (ii) maintain in full force and effect such policies of insurance against fire, theft and usual extended coverage risks and public liability insurance and product liability insurance against claims for bodily injury or death and property damage in connection with the Business as are usually carried by companies engaged in the same or similar business and similarly situated: (iii) continue its normal policies and practices regarding suppliers of goods and services to the Business; (iv) maintain CPC's assets and the Business in operating condition and perform its obligations under all contracts; (v) exert reasonable efforts to preserve the Business, and preserve for Buyers the business relationships of CPC relating to the Business with suppliers, customers and others pertaining thereto; (vi) cooperate with Buyers in their efforts to secure the services of the employees of the Business currently employed at CPC's facility; and (vii) do all things necessary to comply or cause compliance with the conditions precedent set forth in Article XI hereof.

         (b) Sellers will cause CPC not to, without the prior written consent of Buyers, (i) dispose of any real property, whether by lease, sub-lease or conveyance; (ii) enter into a lease or leases for personal property or any renewals thereof; (iii) incur or permit to be incurred any encroachment, mortgage, pledge, lien, security interest, equity, restrictions, reversions, remainder, charge, liability, encumbrance or conditional sale or similar title retention agreement with respect to any of its assets; (iv) acquire or dispose of any inventories except in the ordinary course of business in transactions not in violation of the terms of this Agreement; (v) dispose of or acquire or commit to acquire any rights, assets or properties in any way pertaining or allocated to the Business, other than inventories in the ordinary course of business in transactions not in violation of the terms of this Agreement; and (vi) except as required by law, disclose to any other person or entity, any confidential information relating to the Business, including without limitation, information relating to customers, suppliers, know-how, or its assets, financial condition or results of operations of the Business.

         8.2 NON-COMPETITION. From the date hereof until the fifth anniversary of the Closing Date, Sellers agree that it will not make, distribute or sell products or offer services pertaining in whole or significant part to the Business, nor will Sellers become involved in any business capacity in any business which competes directly or indirectly in the manufacture, distribution or sale of products or offering of services relating in whole or significant part to the Business so long as CPC, or any other entity deriving title to the goodwill incident to the Business from Buyers or CPC, engages in the business of making, distributing or selling products, derivatives or developments of the products or offering services associated in whole or significant part with the Business. Should this covenant be adjudicated too broad, in duration or geographic scope or otherwise, the parties hereto intend that it be reduced to the maximum permitted in scope rather than declared invalid or unenforceable. Notwithstanding the foregoing, Sellers shall not be in violation of this Section in the event, from time to time, they hold 10% or less of the publicly traded stock of any business which competes with the Business.

         8.3 FURTHER ASSURANCES. From and after the Closing Date, at Buyers' request and without further consideration, Sellers shall execute and deliver to Buyers such instruments and documents, and do such further acts as Buyers may reasonably deem necessary or desirable in order to effectively transfer, convey and assign to Buyers, and to confirm Buyers' title to, all of the Units, and to assist Buyers in exercising all rights with respect thereto.

         8.4 CERTIFICATIONS. During the period from the date hereof to the Closing Date, Sellers shall assist Buyers in all reasonable manner in obtaining any certifications, approvals and the like, of whatever nature, necessary to the operation of the Business by Buyers.

         8.5 INSPECTIONS. During the period from the date hereof to the Closing Date, Buyers shall have a right during business hours to make reasonable examinations and inspections, including the conduct of interviews and meetings with employees, at CPC's place of business upon prior notice to Sellers and Sellers shall have the right to have a representative at any such meetings if they so desire.

         8.6 APRIL 28, 1995 FIRE. Prior to and after the Closing Date, Sellers hereby agree to pay the insurance deductible in the amount of Twenty-Five Thousand Dollars ($25,000.00), and assign the rights under the insurance policy to CPC and pay all remaining reasonable costs and expenses associated with the fire which took place at CPC on April 28, 1995.

                                   ARTICLE IX

                               COVENANTS OF BUYERS

         Buyers hereby, jointly and severally, covenant and agree as follows:

         9.1 PRODUCT WARRANTY SERVICE. After the Closing Date, CPC shall service all product warranties pursuant to the terms thereof, with respect to any products sold by CPC in operating the Business or products which are in production or have been introduced into production prior to the Closing Date. Sellers, upon receiving a description and cost break-down of all product warranty work performed by CPC during the previous month, shall reimburse CPC on a monthly basis for all costs incurred by CPC in excess of $750,000.00 in the aggregate. For purposes of this Section, the term "cost" shall mean direct labor cost, direct material cost and SG&A cost (ten percent (10%) of direct material cost). Direct labor cost shall be calculated using a Thirty Dollar ($30.00) per hour labor rate. For purposes of this Section, "warranty" shall be limited to customer claims under the warranty terms of each contract or purchase order as in effect as of the Closing Date and shall not include any (i) costs incurred prior to customer acceptance or product operation, or (ii) customer accommodations after expiration of a warranty by its terms. Notwithstanding the foregoing, Sellers shall not be required to reimburse CPC for product warranty service resulting from work performed in a negligent manner by CPC after the Date of Closing.

         9.2 ACCESS TO RECORDS. With respect to any of the documents and records transferred to Buyers under this Agreement, Buyers shall preserve such records for the period of seven (7) years from the end of the calendar year in which the Closing occurs. Sellers or their duly authorized independent auditors, accountants, or other representatives shall have the right at reasonable times during business hours, on due notice to Buyers to review and inspect such records, and to make copies of them at Sellers' expense. To the extent Sellers may require the cooperation of CPC or its employees after the Closing Date in connection with any outstanding claims related to the Business, Buyers agree to cooperate and give Sellers reasonable access to CPC employees, including allowing such employees to provide information, testify in depositions or serve as a witness in a legal proceeding.

         9.3 COMPLETION OF CONTRACTS. After the Closing Date, Buyers shall use their best efforts to cause CPC to fulfill its obligations under the outstanding contracts listed on Schedule 6.12.

         9.4 1989 ACQUISITION AGREEMENT. After the Closing Date, Buyers agree, at Sellers' written request, to cause CPC to seek to enforce its rights under that certain Acquisition Agreement dated as of March 8, 1989 among Controlled Power Limited Partnership, Controlled Power Corporation, Norman E. Jackson, Carl
S. Sorenson and James E. Owens (the "1989 Acquisition Agreement"). Any amounts recovered by CPC under the 1989 Acquisition Agreement shall be forwarded to Sellers to the extent Sellers have paid Buyers or CPC with respect to such items under Section 13.1 below. Sellers shall hold harmless and indemnify Buyers and CPC against any costs and expenses incurred in enforcing CPC's rights under the 1989 Acquisition Agreement.

                                    ARTICLE X

                   CONDITIONS PRECEDENT TO THE PERFORMANCE BY

                     SELLERS OF THEIR OBLIGATIONS HEREUNDER

         The obligation of Sellers to perform their obligations here-under due to be performed by them on or prior to the Closing Date shall be subject to the fulfillment of the following conditions on or prior to the Closing Date, any of which conditions being unfulfilled may be waived by Sellers.

         10.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties made by Buyers herein shall be complete, true, and correct in all material respects as of the Closing Date as if newly made at that time and the Buyers' Boards of Directors shall have approved the transaction set forth in this Agreement.

         10.2 OTHER CONDITIONS. Buyers shall have performed and complied with all agreements, covenants, obligations and conditions required hereunder to be performed or complied with by Buyers on or before the Closing Date.

         10.3 APPROVALS AND CONSENTS. All statutory requirements for the valid consummation of the transactions contemplated by this Agreement shall have been fulfilled and all appropriate orders, consents and approvals from all regulatory agencies and other governmental authorities whose order, consent or approval is required by law for the consummation of the transactions contemplated by this Agreement shall have been received.

         10.4 LEGAL OPINION. Sellers shall have received the opinion of counsel to Buyers, dated the Closing Date (which may at Buyers' option be an employee of Buyers) in form and substance satisfactory to Sellers' counsel.

         10.5 RESOLUTIONS. Sellers shall have received copies of resolutions or consents of the Board of Directors of each of Buyers, appropriately certified by an officer, authorizing and approving the transactions contemplated under this Agreement.

         10.6 OFFICER'S CERTIFICATE. Sellers shall have received a certificate from each of Buyers, appropriately certified by an officer, certifying that Buyers' representations and warranties are true in all material respects at the time of Closing, and that Buyers have performed and complied with all covenants, agreements and conditions of the Agreement.

                                   ARTICLE XI

                   CONDITIONS PRECEDENT TO THE PERFORMANCE BY

                      BUYERS OF THEIR OBLIGATIONS HEREUNDER

         The obligation of Buyers to perform their obligations hereunder due to be performed by them on or prior to the Closing Date shall be subject to the fulfillment of the following conditions on or prior to the Closing Date, any of which conditions being unfulfilled may be waived by Buyers.

         11.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties made by Sellers herein will be complete, true, and correct in all material respects as of the Closing Date as if newly made at that time and Canton Power's Board of Directors and HCC's and SV's General Partners shall have approved the transaction set forth in this Agreement.

         11.2 OTHER CONDITIONS. Sellers will have performed and complied with all agreements, covenants, obligations and conditions required hereunder to be performed or complied with by Sellers on or before the Closing Date.

         11.3 APPROVALS AND CONSENTS. All statutory requirements for the valid consummation of the transactions contemplated by this Agreement shall have been fulfilled and all appropriate orders, consents and approvals from all regulatory agencies and other governmental authorities whose order, consent or approval is required by law for the consummation of the transactions contemplated by this Agreement shall have been received.

         11.4 RELEASE OF EMPLOYMENT AGREEMENTS. Buyers shall have received executed release agreements from Sellers, dated the Closing Date, whereby each employment agreement of CPC, listed on Schedule 4.3 and marked "Terminate", has been terminated and CPC has been released from all liability associated therewith.

         11.5 RELEASE OF NON-ASSUMED DEBT. Escrow Agent shall have received executed satisfactions, release agreements and pay-off letters, in form reasonably satisfactory to Buyers' counsel, pursuant to which that certain indebtedness of CPC not being assumed by Buyers, as set forth in Schedule 3.1 hereto, shall be satisfied and paid in full.

         11.6 LEGAL OPINION. Buyers shall have received the opinion of counsel to Sellers, dated the Closing Date, in form and substance satisfactory to Buyers' counsel.

         11.7 NO MATERIAL CHANGE. There shall have occurred no material adverse change in the business, assets or financial condition of CPC.

         11.8 RESOLUTIONS. Buyers shall have received copies of resolutions or consents of the Board of Directors of Canton Power, certified by an officer, and the general partners of HCC and SV, appropriately certified, authorizing and approving the transactions contemplated under this Agreement.

         11.9 SELLERS' CERTIFICATE. Buyers shall have received a certificate from each of the Sellers, appropriately certified by an officer or general partner, certifying that Sellers' representations and warranties are true in all material respects at

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



the time of Closing, and that Sellers have performed and complied with all covenants, agreements and conditions of the Agreement.

         11.10 OTHER DOCUMENTS. Buyers shall have received all other documents required to be delivered by Sellers on the Closing Date under the provisions of this Agreement.

                                   ARTICLE XII

                                      TAXES

         12.1 TAXES ON TRANSFER. Sellers shall pay any state and local sales, use, franchise, property or transfer taxes or increases hereof occasioned by the sale, use or transfer of the Units hereunder; Sellers will reimburse Buyers for any such taxes paid by Buyers. Under no circumstances will Buyers be liable for any income, gross receipts or other similar tax measured or computed in reference to gross or net income or other tax which may be incurred by Sellers in any manner connected with this transaction or the Business acquired hereunder. Buyers will provide timely notice to Sellers of any imposition of taxes covered by this Section, and Buyers will cooperate fully and permit Sellers to contest the imposition of such taxes.

         12.2 TAX RETURNS. Sellers and Buyers shall cooperate fully with each other and make available or cause to be made available to each other in a timely fashion such tax data, prior tax returns and filings and other information as may be reasonably required for the preparation by Buyers or Sellers of any tax returns, elections, consents or certificates required to be prepared and filed by CPC, Buyers or Sellers and any audit or other examination by any taxing

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



authority, or judicial or administrative proceeding relating to liability for taxes. Buyers and Sellers will each retain and provide to the other party all records and other information which may be relevant to any such tax return, audit or examination, proceeding or determination, and will each provide the other party with any final determination of any such audit or examination, proceeding or determination that affects any amounts required to be shown on any tax return of the other party for any period. Without limiting the generality of the foregoing, each of Buyers and Sellers will retain copies of all tax returns, supporting work schedules and their records relating to tax periods or portions thereof ending prior to or on the Closing Date. Buyers will cause appropriate personnel to prepare the required federal and state income tax returns for the tax period beginning January 1, 1995, and ending May 1, 1995 (the date of closing). Such tax returns will be delivered to Sellers as a draft not later than August 20, 1995, provided, however, that to the extent that Buyers incur additional out-of-pocket expenses to outside accountants in order to deliver such tax returns, Sellers shall reimburse Buyers for the amount of all such additional expenses. Buyers will provide Sellers with any necessary payroll records attributable to the period prior to the Closing Date. Buyers shall cooperate with Sellers to the extent reasonably necessary for Sellers completion of these tax returns and in the sharing of financial and accounting information with respect thereto or with respect to any audit examination or other proceeding with respect thereto.

                                  ARTICLE XIII

                          INDEMNIFICATION; LIMITATIONS

         13.1 SELLERS' HOLD HARMLESS. On and after the Closing Date, Sellers shall, jointly and severally, pay, perform, discharge, indemnify and hold Buyers harmless from all losses, costs, damages and expenses (including reasonable attorneys' fees and expenses) incurred by Buyers or CPC resulting from or arising or allegedly arising out of (i) any failure by Sellers to perform or observe their obligations under this Agreement or any agreement, document, schedule or instrument to be executed under this Agreement; (ii) any incorrect representation by Sellers to Buyers or the non-performance of any covenant or obligation to be performed or payment to be made pursuant to this Agreement;
(iii) defects or alleged defects of the products of the Business which were developed by or the product of CPC with respect to those products which are in production or have been introduced into production as of the Closing Date, excluding those defects which were the direct result of Buyers' negligence and subject to the terms of Section 9.1 hereto, if applicable; (iv) infringement or claimed infringement of any patent, trademark, copyright or other similar intangible right prior to the Closing Date; (v) any legal, governmental action, suit or proceeding against CPC, including all those required to be included on
Schedule 6.11 hereto, which arise from the operation of the Business or the ownership or condition of the properties prior to the Closing Date, except pending workers' compensation claims, claims arising from a violation of the American Disability Act or applicable building codes governing the property, or any claims arising from the recognized environmental conditions described in the Woodward-Clyde March, 1995 Phase I Environmental Report; and (vi) any of the employee benefit plans described in
Section 6.18 deemed to be non-qualified at any time prior to the Closing Date, any failure to provide appropriate notices, omission of a participant or miscalculation as to any or otherwise eligible participant's account balance or accrued benefit in the plans or any failure by Sellers to make timely filings for or amendments to such employee benefit plans. This Section applies to all claims arising out of, including, without limitation, negligence, strict liability, failure to warn, breach of express or implied warranty, or violation of law. Sellers shall not be obligated to indemnify Buyers for any claimed consequential damages resulting from this Section which claims are originated by Buyers for Buyers' direct benefit.

         13.2 BUYERS' HOLD HARMLESS. On and after the Closing Date, Buyers shall, jointly and severally, pay, perform, discharge, indemnify and hold harmless Sellers from all losses, costs, damages and expenses (including reasonable attorneys' fees and expenses) incurred by Sellers resulting from or arising or allegedly arising out of (i) any failure by Buyers to perform or observe their obligations under this Agreement or any agreement, document, schedule or instrument to be executed under this Agreement; (ii) any incorrect representation by Buyers to Sellers or the non-

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



performance of any obligations to be performed pursuant to this Agreement; and
(iii) defects or alledged defects of the products of the Business which were developed by or the product of CPC with respect to those products which were introduced into production after the Closing Date. Notwithstanding anything in this Section to the contrary, Buyers shall not be required to indemnify and hold harmless Sellers from any losses, costs, damages and expenses incurred by Sellers resulting from liabilities arising or allegedly arising out of any claims described in Sections 13.1(iii) or 13.1(iv). Buyers shall not be obligated to indemnify Sellers for any claimed consequential damages resulting from this Section which claims are originated by Sellers for Sellers' direct benefit.

         13.3 INDEMNIFICATION PROCEDURE. With respect to any matter covered by the above indemnifications, the party to be indemnified will give prompt written notice of the claim or demand indemnified against and will thereafter cooperate fully with the indemnifying party in the defense of the claim or demand, and the indemnifying party through counsel reasonably satisfactory to the indemnified party may assume the defense thereof; provided, however, that any indemnified party shall be entitled to participate in any such action, suit or proceeding with counsel of its own choice but at its own expense. If the indemnifying party does not assume the defense within a reasonable time, the indemnified party, upon notice to the indemnifying party, may assume such defense and the reasonable fees and expenses of its attorneys will be covered by the indemnity provided for in this Article XIII. Notwithstanding


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anything in this Section to the contrary, the indemnifying party shall not, without the written consent of the indemnified party, which shall not be unreasonably withheld, (i) settle or compromise any action, suit or proceeding or consent to the entry of any judgment which does not include as an unconditional term thereof the delivery by the claimant or plaintiff to the indemnified party of a written release from all liability in respect of such action, suit or proceeding, or (ii) settle or compromise any action, suit or proceeding in any manner that may materially and adversely affect the indemnified party other than as a result of money damages or other money payments.

                  13.4 LIMITATION OF CERTAIN CLAIMS; BASKETS. No claim for indemnification shall be made by Buyers pursuant to:

                  (a) Section 13.1(iii) hereof until such claims aggregate in excess of $250,000.00 ("Basket"); after which event Buyers making such claims shall be entitled to make any such claims and to be indemnified in full (including reasonable attorneys' fees and expenses) for all such claims, which, in the aggregate, are over and above the foregoing respective amount;

                  (b) Section 9.1 hereof until such claims aggregate in excess of $750,000.00 ("Basket"); after which event Buyers making such claims shall be entitled to make any such claims and to be indemnified in full (including reasonable attorneys' fees and expenses) for all such claims, which, in the aggregate, are over and above the foregoing respective amount; or

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                  (c) Sections 6.6, 6.7, 6.8, 6.9, 6.10, 6.12, 6.13, 6.14, 6.15,
6.16, 6.17, 6.19, 6.22, 6.24, 6.25, 6.26, 6.28, 6.29, 6.31 and 6.32 hereof until such claims aggregate in excess of $50,000.00 ("Basket"); after which event Buyers making such claims shall be entitled to make any such claims and to be indemnified in full (including reasonable attorneys' fees and expenses) for all such claims, which, in the aggregate, are over and above the foregoing respective amount.

         13.5 MAXIMUM EXPOSURE; CEILING. The aggregate amount of all claims subject to indemnification by Sellers under this Agreement shall not exceed Ten Million Dollars ($10,000,000.00).

                                   ARTICLE XIV

                                  MISCELLANEOUS

         14.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of Sellers and Buyers contained in this Agreement shall survive the Closing until the expiration of twenty-four (24) months after the Closing Date; provided, however, that the representations and warranties of Sellers contained in (i) Section 6.20 shall be deemed to survive for so long as any applicable statute of limitations with respect to tax claims shall have not expired; and (ii) Sections 6.18, 6.24 and 6.29 shall survive the Closing until the expiration of forty-eight (48) months after the Closing Date; and (iii) Sections 6.2, 6.4, 6.5, and 6.11 shall survive the Closing for an indefinitive period of time.

         14.2 NOTICES. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by a recognized overnight courier, if to Buyers at:

         CHEMPOWER, INC.

         807 E. Turkeyfoot Lake Road
         Akron, Ohio 44319

         Attention: Scott R. Lowrie, General Counsel if to Sellers, at:

         HENRY CROWN AND COMPANY
         222 N. LaSalle Street, Suite 2000
         Chicago, Illinois 60601

Copy to:

         GOULD & RATNER
         222 N. LaSalle Street, Suite 800
         Chicago, Illinois 60601
         Attention: John Washburn, Esq.

         14.3 SCHEDULES. All Schedules referred to in this Agreement are attached hereto and are hereby made a part hereof by reference, as if fully rewritten herein.

         14.4 ASSIGNMENT. Neither party may assign this Agreement in whole or in part without the prior written consent of the other party. Any purported assignment in violation of this paragraph shall be null and void. Nothing in this Agreement, expressed or implied, is intended to confer upon any person or entity not a party hereto any rights or remedies under or by reason of this Agreement except as otherwise specifically stated herein.

         14.5 AMENDMENT. This Agreement may be modified or amended only by a written instrument signed by duly authorized representatives of both parties. No modification or amendment hereto shall be effected by the acknowledgement or acceptance by any party of any purchase order, sales acknowledgement, or other similar form from any other party.

         14.6 WAIVER. No waiver by any party of any breach of any of the covenants or conditions herein contained to be performed by the other party shall be construed as a waiver of any succeeding breach of the same of any other covenant or condition or affect any party's right to require the strict performance thereof on a subsequent occasion. No waiver, consent, extension, indulgence or similar action with respect to any covenant or condition hereof shall be effective unless embodied in writing specifically stating that it is such a waiver, consent, extension, indulgence or similar action and signed by the party to be bound thereby.

         14.7 FEES AND EXPENSES. Each of the parties hereto shall bear its own fees and expenses including, without limitation, broker fees in connection with the negotiation and the consummation of the transactions contemplated by this Agreement.

         14.8 CHOICE OF LAW. This Agreement shall be in all respects governed by, and construed and enforced in accordance with, the laws of the State of Ohio, including all matters of construction, validity, and performance, except to the extent otherwise specified herein.

         14.9 REMEDIES. No remedy conferred by any provision of this Agreement is intended to be exclusive of any other remedy, and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise. The election of any one or more remedies by Sellers or Buyers shall not constitute a waiver of the right to pursue other available remedies.

         14.10 SEVERABILITY. If any provision of this Agreement or its application shall be held invalid, illegal, or unenforceable in any respect by a court of competent jurisdiction, the validity, legality, and enforceability of all other provisions and applications hereof shall not in any way be affected or impaired.

         14.11 COUNTERPARTS. This Agreement may be executed in person or by facsimile in several counterparts, each of which shall constitute an original, but all of which together shall constitute one and the same instrument.

         14.12 SECTION HEADINGS. The Section headings herein and the headings appearing in any Schedule hereto have been inserted for convenience or reference only, and shall not modify, define, expand, or limit any of the provisions hereof.

         14.13 DEFINITIONS. Unless the context otherwise required, the terms defined herein shall have the meanings as specified herein for all purposes of this Agreement and of the attached Schedules to

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


this Agreement, and such meanings shall be equally applicable to both the singular and plural forms of the terms herein defined.

         14.14 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof, and there are no representations, warranties or commitments by the parties except as set forth herein or otherwise set forth in writing. This Agreement supersedes all prior and contemporaneous oral agreements, understandings, negotiations and discussions of the parties hereto relating to the transactions contemplated by this Agreement.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed on the date and year first above written.

                                                    "BUYERS"
                                             SOUTHWICK CORP.,
                                             AN OHIO CORPORATION

                                                /s/ James G. Owens
                                    By : ____________________________________
                                             James G. Owens, President

                                                 BROOKFIELD CORP.,
                                                AN OHIO CORPORATION

                                                /s/ Robert E. Rohr
                                    By : ____________________________________
                                              Robert E. Rohr, President

                                                      "SELLERS"

                                               CANTON POWER CORPORATION,
                                               AN ILLINOIS CORPORATION

                                                /s/ A. Steven Crown
                                    By : ____________________________________
                                              A. Steven Crown, President

                                    HENRY CROWN AND COMPANY (NOT INCORPORATED),
                                    AN ILLINOIS LIMITED PARTNERSHIP

                                                /s/ A. Steven Crown
                                    By : ____________________________________
                                           A. Steven Crown, General Partner

                                             THE SECOND VENTURE,
                                             AN ILLINOIS GENERAL PARTNERSHIP

                                                 /s/ Lester Crown
                                    By : ____________________________________
                                            Lester Crown, General Partner

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